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EXHIBIT 16.2

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

May 15, 2002

Ladies and Gentlemen:

              We have read paragraphs one through three of Item 4 included in the Amendment No. 1 to Form 8-K/A1 dated May 15, 2002 of Hanover Direct, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


/s/ Arthur Andersen LLP